                                  EXHIBIT 10.38

                       DEVELOPMENT AND OPERATING AGREEMENT
                     (CALCIUM CARBONATES, CIBOLA COUNTY, NM)

        This Agreement ("Agreement") is dated this February 14, 2005 ("Effective Date") by and among TECUMSEH PROFESSIONAL ASSOCIATES, INC., a New Mexico corporation ("TPA"), TECUMSEH INDUSTIRAL MINERALS, LLC, a New Mexico limited liability company ("TIML"), and CA PROPERTIES, INC., a Nevada corporation ("CAP"). TPA, TIML, and CPA are sometimes collectively referred to as the "Parties". The Parties agree:

        1. BACKGROUND.

                1.1 STATUS OF TECUMSEH. TPA is a small, national business firm having its principal office in Albuquerque, New Mexico. TPA is engaged (directly or indirectly through subsidiary and/or "brother/sister" firms) in a variety of business activities including without limitation government facilities management and operation services, environmental assessment and remediation services, oil and gas activities, and information technology services. TIML is a wholly owned subsidiary of TPA. Tecumseh has the financial capability and technical expertise to operate a mining and marketing venture for the Mineral Interests. TPA and TIML are sometimes collectively referred to as "Tecumseh".

                1.2 STATUS OF CAP. CAP is a wholly owned subsidiary of CLEAN AGE MINERALS, INC., a Nevada corporation ("CAMI"). CAMI is a wholly owned subsidiary of DALECO RESOURCES CORPORATION, a Nevada corporation ("DRC"). DRC is publicly held, international asset and technology aggregation and monetization company having its principal office in West Chester, Pennsylvania.

                1.3 CAP'S CALCIUM CARBONATE MINERAL INTERESTS. CAP is the lessee ("Lessee") under a Limestone Mining Lease and Agreement dated August 4, 1993 ("Limestone Agreement"), wherein New Mexico and Arizona Land Company was the lessor. On September 10, 2004, the Limestone Agreement was amended by an Amendment to Limestone Agreement ("First Amendment") wherein NZ Travertine, LLC is the current lessor ("Lessor"). The Limestone

Agreement as amended by the First Amendment is hereinafter sometimes collectively referred to as the "Amended Limestone Lease". Copies of the Limestone Agreement and First Amendment are attached hereto as Exhibit A and incorporated herein. The Amended Limestone Lease covers land and minerals located in Cibola County, New Mexico, being part of the Mesa del Oro deposit. Some of the minerals covered by the Amended Limestone Lease are owned by the Lessor in fee and some are controlled by the Lessor being the current holder of a number of federal mining claims for Calcium Carbonate in Cibola County, NM ("Calcium Carbonate Mining Claims") shown on Exhibit B attached hereto and incorporated herein. All such Calcium Carbonate Mining Claims are active, in good standing, and have all of the required assessment work completed and documentation of such assessment work duly filed with the BLM for the calendar year 2005. All payments and other obligations to be performed by CAP, in its capacity as the Lessee, under the Limestone Agreement have been timely paid/performed. However, CAP has not yet completed its production/sales requirements due under the Limestone Agreement for the lease year ending August 4, 2005. All of CAP's right, title, and interest in and to the minerals, i.e., primarily Calcium Carbonate, covered by the Amended Limestone Lease are hereinafter referred to as the "Mineral Interests".

                1.4 CURRENT OPERATIONS. CAP is presently mining the Mineral Interests and selling products therefrom.

                1.5 INTENTION TO ENTER INTO BUSINESS ARRANGEMENT. The Parties acknowledge their mutual intention to enter into a business relationship whereby TIML, directly or through its parent, TPA, subsidiaries, affiliates, agents, representatives, and other third-party contractors, shall be responsible for the commercial development, exploration, mining or other extraction, processing, packaging, storage, transporting, marketing, and administrative operations and activities related to the Mineral Interests all for the purpose of monetizing the Mineral Interests, and all in substantial accordance with the provisions of this Agreement.

        2. DEFINITIONS.

                2.1 "AFE" shall mean an Authority for Expenditure.

                2.2 "ALLOWABLE COSTS" shall have the meaning ascribed to it in Exhibit C hereto.

                2.3 "BLM" shall mean the Bureau of Land Management, a Federal Agency and any successor agency to the BLM.

                2.4 "CALCIUM CARBONATE" shall mean all of the Calcium Carbonate, i.e., all of the CACO3, minerals included within the Mineral Interests. For all purposes of this Agreement, the term Calcium Carbonate shall include without limitation limestone, travertine, and all other minerals primarily composed of Calcium Carbonate and/or all other minerals covered by the Amended Limestone Agreement.

                2.5 "EMERGENCY" shall mean any explosion, fire, flood, leakage, spill, other like event or catastrophes whether man made or act of God, which could, if not addressed, cause harm to life or property or create an unsafe Environmental Condition.

                2.6 "ENVIRONMENTAL CONDITION" shall mean any condition existing on, in, or under the atmosphere, the ground surface, any surface or subsurface or ground water, or other environmental medium which results, or could reasonably be expected to result, in any damage, loss, cost, expense, claim, investigation, lien and/or liability relating or attributable to the Calcium Carbonate as a result of or under any Environmental Law.

                2.7 "ENVIRONMENTAL LAW" shall include, by way of example and not limitation, any Environmental Act; the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and all other Federal, state and local regulations, orders, implementations or rulings issued thereunder or pursuant thereto.

                2.8 "ENVIRONMENTAL ACT" shall mean any environmental law or regulation enacted by the State of New Mexico governing the protection of the environment, the operation of mines, the permitting of mines, the hauling of minerals over state roads, or other laws governing, either directly or indirectly, the mining, extraction, transportation and marketing of the Calcium Carbonate.

                2.9 "MINERAL SITE MANAGER" shall mean that entity designated herein to oversee the daily and long term development, exploration, exploitation, and marketing of the Calcium Carbonate.

                2.10 "NET PROFITS" shall mean that certain residual amount remaining from all revenues derived from the development, exploration, exploitation, monetization or other sale or disposition in any manner of the Calcium Carbonate during the term of this Agreement AFTER DEDUCTING all Allowable Costs. Net Profits shall be determined by United States generally accepted accounting principles consistently applied. Capitalized terms not otherwise defined herein shall have the meaning attributed to them in the text hereof.

        3. OPERATIONS.

                3.1 DESIGNATION OF TIML AS MINERAL SITE MANAGER. TIML shall be the Mineral Site Manager and shall be the operator of record with the BLM and the State of New Mexico with respect to the Mineral Interests.

                3.2 DUTIES OF MINERAL SITE MANAGER. In its capacity as the Mineral Site Manager during the term of this Agreement, TIML shall:

                        3.2.1 GENERAL RESPONSIBILITY FOR OPERATIONS. Be responsible for capital formation, improvement, and implementation of CAP's present exploitation strategies with regard to the Mineral Interests, including without limitation all commercial development, exploration, exploitation, mining or other extraction, processing, packaging, transportation, marketing, and administrative operations, activities, and functions associated with or related to the monetization of the Mineral Interests and as required by the Amended Limestone Lease;

                        3.2.2 GUARANTY OF AMENDED LIMESTONE LEASE. Guaranty the production of Calcium Carbonate from the Mineral Interests in "paying quantities" (as such term is defined in the Limestone Agreement) sufficient to keep the Amended Limestone Lease in full force and effect, all as more fully set forth in Paragraphs 4, 6, and 7 of the Limestone Agreement; i.e., TIML shall sell and/or remove from the Mineral Interests a quantity of Calcium Carbonate (or other products as permitted under the Amended Limestone Lease) sufficient to result in the requirement for payment to the Lessor under the Amended Limestone Lease of a production royalty of not less than the Minimum Annual Royalty as provided for and calculated in Paragraph 6 of the Limestone Agreement. TIML shall make or cause to be made in a timely manner all reports required by the Amended Limestone Lease.

                3.2.3 CONSULTATION WITH COMPANY. Consult with CAP when establishing its exploitation, pricing and marketing plans for the Mineral Interests.

                        3.2.4 DISCLOSURE OF MARKET LEADS. Disclose to CAP all client and market potential leads and consult with CAP in order to further the commercialization and monetization of the Mineral Interests;

                        3.2.5 MINING PERMITS. Obtain all mining permits and such other permits as is necessary for the development, exploration, exploitation, mining or other extraction, processing, packaging, marketing, and transportation of the Calcium Carbonate and assist CAP in obtaining the cancellation, termination, and/or release of its permits with respect to the Calcium Carbonate;

                        3.2.6 ACCOUNTING. Prepare all reasonable, necessary, and appropriate accounting with regard to its operations under this Agreement, including without limitation accounting for all production and sales of Calcium Carbonate under the Limestone Agreement and the payment of all royalties due under the Amended Limestone Lease, and provide to CAP and, as required, the Lessor, in a timely manner copies of all such accounting;

                        3.2.7 SALES IN ACCORDANCE WITH PRICING PARAMETERS. Sell or otherwise dispose of limited quantities of specific Calcium Carbonate products, including without limitation limestone and/or travertine, within the Mineral Interests ONLY in conformance with the pricing parameters established by CAP and subject to review by CAP's management and/or Board of Directors. For the purpose of this Paragraph 3.2.7, the term "limited quantities of specific Calcium Carbonate products within the Mineral Interests" shall mean quantities less than all or substantially all of the Calcium Carbonate minerals within the Mineral Interests;

                        3.2.8 DISPOSITION OF ENTIRE MINERAL INTEREST. Sell or otherwise dispose of all or substantially all of the Calcium Carbonate minerals within the Mineral Interests ONLY upon prior written notice to CAP with all of the specifics of the proposed transaction fully disclosed to CAP AND ONLY with the prior written consent of CAP to the proposed transaction; provided, however, within ten (10) days after the effective date of receipt of TIML's written notice in accordance with Paragraph 10 below, fully disclosing all information which a prudent seller would want to know about the transaction so that an informed decision could be made. CAP shall respond in writing consistent with Paragraph 10 below to TIML
(i) by rejecting the proposed transaction, (ii) by accepting the proposed transaction, or (iii) by making a good faith, reasonable request for additional information which CAP may need to make an informed decision.

                3.3 DUTIES OF CAP. During the term of this Agreement, CAP shall:

                        3.3.1 Provide TIML with a complete list of all of CAP's current customers, prospective customers and leads for products from the Mineral Interests together with all pricing information relative to such customers and products;

                        3.3.2 From time to time as reasonably requested by TIML, assist, advise and provide information to TIML with regard to the Mineral Interest;

                        3.3.3 Neither engage in any mining activities on or with respect to the Mineral Interests nor take any action to terminate, modify, amend, or change in any manner whatsoever the Amended Limestone Lease or any provision thereof without the prior written consent of TIML .

                3.4 AUTHORITY FOR EXPENDITURE.

                        3.4.1 REGULAR AFES. During the term of this Agreement, TIML shall prepare and provide to CAP, or its designee, DRC, a detailed AFE for each capital project, improvement or enhancement, and operation with respect to the Calcium Carbonate for which the total estimated cost shall exceed $15,000.00. Each AFE shall set forth the proposed project, improvement or enhancement, or operation, its estimated cost and the rationale for the proposed project, improvement or enhancement, or operation. CAP acknowledges that an AFE is only an estimate of the costs reasonably anticipated to be incurred in the performance of the proposed project, improvement or enhancement, or operation and is not a guaranteed or "turnkey price." Subject to the provisions of Paragraph 3.4.2 below, upon the approval and execution of an AFE by CAP, either as originally proposed or as amended by the parties hereto, CAP shall have unequivocally committed to fund its thirty-five percent (35%) of the proposed project, improvement or enhancement, or operation.

                        3.4.2 TIML'S SOLE RESPONSIBILITY FOR FIRST YEAR EXPENSES. Notwithstanding the provisions of Paragraph 3.4.1 above, during the first year of the initial term of this Agreement, TIML shall have the sole and exclusive obligation to pay all costs of the operation, exploration, exploitation, development, marketing, processing and delivering the Calcium Carbonate.

                        3.4.3 EMERGENCIES. TIML shall cause to be taken such actions as reasonably and prudently necessary, in its sole and absolute opinion and discretion, to deal with an Emergency to safeguard life and property. In such event, TIML shall promptly report the occurrence of an Emergency to CAP, the nature of the Emergency and the actions taken in response to the Emergency. TIML shall be entitled to reimbursement for all of its reasonable actual costs and expenses incurred in connection with such an Emergency.

        4. RECORDS, REPORTS, AND BONDING.

                4.1 RECORD KEEPING. TIML shall maintain complete records relating to its operations relative to the Mineral Interests under this Agreement, and TIML shall provide copies of such records to CAP as and when reasonably requested by CAP and to the Lessor as required by the Amended Limestone Lease. TIML shall render monthly reports to CAP setting forth the status of the project and the production, commercialization, and monetization of the Calcium Carbonate.

                4.2 PREPARATION AND FILING OF REPORTS. TIML shall prepare and file, as necessary, all reports, if any, with the State of New Mexico and the BLM, including by way of example and not limitation, all production reports, water usage reports, and water disposal reports.

                4.3 BONDING. TIML shall be responsible for and cause all required bonds to be in place and properly maintained, from time to time, covering the operation of the Calcium Carbonate, including by way of example and not limitation:

                        4.3.1 mining bond;

                        4.3.2 restoration bond; and

                        4.3.3 all bonds required by the Environmental Protection Agency or by any agency of the State of New Mexico. In addition, TIML shall assist CAP obtaining the cancellation, termination, and/or release of all its bonds with respect to the Calcium Carbonate.

        5. POLLUTION.

                5.1 POLLUTION LIABILITY. TIML shall maintain its equipment, facilities and machinery in sound working condition at all times. Any pollution resulting from the failure of said equipment, facility or machinery shall be the responsibility of the owner/operator of that equipment, facility or machinery. To the extent that TIML is not the owner/operator of the equipment, TIML shall require the owner/operator of the equipment to carry sufficient insurance to cover the costs of any pollution caused by such equipment. Each TIML employee having actual knowledge of any spill of hazardous material greater than five (5) gallons shall immediately report such spill to his supervisor. The TIML supervisor shall then immediately report the situation to a designated CAP representative.

                5.2 POLLUTION PREVENTION RESPONSE PLAN. TIML has in place and shall maintain a "Pollution Prevention Response Plan" for any breach of an Environmental Law.

                        5.2.1 TIML represents and warrants that it and its designated personnel are qualified to meet all requirements of and to provide and implement a "Pollution Prevention Response Plan" in full compliance with the Environmental Laws.

                        5.2.2 Consistent with Paragraph 6.1 (TPA's Duty to Indemnify CAP) below, TIML shall reimburse CAP for all actual costs and expenses incurred by CAP in regards to an Emergency or subsequent fine, obligation, penalty or costs (including the costs of CAP's, CAMI's and/or DRC's counsel) resulting from the violation of an Environmental Law.

                5.3 PRE-EXISTING CONDITIONS. Within thirty (30) days after the Effective Date of this Agreement, TIML shall inspect the Mineral Interests and designate in writing (with appropriate photographic and/or other documentation) to CAP each pre-existing environmental condition, hazard, or violation of any Environmental Law with respect to the Mineral Interests for which TIML declines to be responsible under this Agreement ("Pre-Existing Environmental

Conditions"). Nothing in this Agreement shall be interpreted or construed to impose upon TIML any liability for any Pre-Existing Environmental Condition, hazard, or violation of any Environmental Law with respect to the Mineral Interests. Except as otherwise limited by the provisions of this Paragraph 5.3, TIML shall accept the Mineral Interests AS IS and WHERE IS for all purposes.

        6. INDEMNIFICATION AND INSURANCE.

                6.1 TPA'S DUTY TO INDEMNIFY CAP. TIML and TPA shall indemnify and hold CAP, its officers, directors, employees, agents, representatives and affiliated entities, including without limitation CAMI and DRC, harmless from all losses, liability, claims, cause of action or damage (including attorney's fees and settlement costs) and/or loss of the Amended Limestone Lease (collectively "Claims") which CAP, its officers, directors, employees, representatives, agents and affiliated entities, including without limitation CAMI and DRC, may sustain or become liable for as a result of any act or omission by TIML or by any of TIML's officers, directors, managers, employees, agents, representatives, affiliated entities or third-party contractors EXCEPT such Claims caused by the gross negligence or willful misconduct of CAP or by any of CAP's officers, directors, employees, agents, representatives, or affiliated entities.

                6.2 TIML'S DUTY RELATIVE TO INSURANCE. TIML shall carry the following minimum insurance protection at all times during which operations relative to the Mineral Interests are being conducted hereunder:

                        6.2.1 All Workers' Compensation obligations required by the State of New Mexico.

                        6.2.2 Such other insurance (including, without limitation, liability and property damage coverage) as is customarily maintained by TIML in the mineral operation business in Cibola County, New Mexico. Such insurance policies shall, at a minimum, provide coverage of the type and amount normally provided in said industry and shall provide limits of not less than the following:

                                Bodily Injury        $1,000,000 per occurrence

                                Property Damage      $5,000,000 per occurrence;

and shall name CAP as an additional insured under TIML's policy as indicated in the Master Service Agreement required by CAP's Insurance Carrier and attached hereto for reference. If an unrelated third-party is retained by TIML to perform authorized services, TIML shall require said third-party to maintain insurance coverage similar to that required of TIML and to name CAP as an additional insured under such insurance coverage.

                6.3 CAP'S DUTY TO INDEMNIFY TIML. CAP shall indemnify and hold TIML, its officers, directors, managers, employees, agents, representatives and affiliated entities (including without limitation TPA) harmless from any and all Claims which TIML, its officers, directors, managers, employees, agents, representatives and affiliated entities (including without limitation TPA) may sustain or become liable for as a result of any act or omission by CAP or by any of CAP's officers, directors, managers, employees, agents, representatives, affiliated entities or third-party contractors EXCEPT if such Claim is caused by the gross negligence or willful misconduct of TIML or by any of TIML's officers, directors, managers, employees, agents, representatives, or affiliated entities.

        7. ALLOCATION OF NET PROFITS AND REIMBURSEMENT OF ALLOWABLE COSTS.

                7.1 ALLOCATION OF NET PROFITS. All Net Profits derived from the Mineral Interests shall be allocated thirty-five percent (35%) to CAP and sixty-five percent (65%) to TIML; provided, however, the first (1st) Two Hundred Thousand Dollars ($200,000.00) of Net Profits shall be allocated and paid fifty percent (50%) to CAP and fifty percent (50%) to TIML (all such percentages are collectively referred to as the "Net Profit Allocations").

                7.2 REIMBURSEMENT OF ALLOWABLE COSTS. Except as provided in Paragraph 7.3 below, TIML shall be entitled to receive reimbursement for all its Allowable Costs in accordance with Exhibit C hereto.

                7.3 TIML'S DUTY TO ADVANCE AND BE SOLELY RESPONSIBLE FOR ALL FIRST YEAR COSTS. As additional consideration for entering into this Agreement and the receipt of the Net Profit Allocations as defined above, TIML shall advance and be solely and exclusively responsible for paying all costs of the venture, i.e., the commercial development, exploration, mining or other extraction, processing, packaging, storage, transporting, marketing, and administrative operations and activities related to the monetization of the Mineral Interests, during the initial twelve (12) months of the initial term of this Agreement.

        8. TERM OF THE AGREEMENT.

                8.1 INITIAL AND EXTENSION TERMS. Except as otherwise set forth herein, this Agreement shall be for an initial term of three (3) years ("initial term") and so long thereafter as TIML produces Calcium Carbonate in reasonably commercial quantities, i.e., in "paying quantities" as such term is defined in Paragraph 4 of the Limestone Agreement.

                8.2 VOLUNTARY TERMINATION BY TIML. At any time, with or without cause, TIML may terminate this Agreement on not less than ninety (90) days prior notice to CAP; provided, however, if TIML gives any such notice on or and before August 3 of any lease year, then TIML shall have no responsibility to assure compliance with the minimum production and/or sale or removal requirements set forth in the Amended Limestone Lease for the lease year ending on August 4 of the immediately next lease year. However, if the notice given under this Paragraph 8.2 is not given until after August 3 of any "lease year" as defined in the Amended Limestone Lease, then TIML shall remain liable and responsible to assure compliance with the minimum production and/or sale or removal requirements set forth in the Amended Limestone Lease for the "lease year" ending on August 3 of the "lease year" ending the immediately next August 3rd following the date of the notice.

                8.3 INVOLUNTARY TERMINATION. TIML may be removed for:

                        8.3.1 Good cause. For the purposes of this Paragraph 7.3.1, "good cause" shall mean gross negligence, willful misconduct, or the material breach of or inability to meet the standards of a prudent mining site operator, developer and marketer under the same or similar circumstances in New Mexico; or

                        8.3.2 TIML's material failure to perform any of its obligations under this Agreement. Unless mutually agreed to by the parties hereto, the removal of TIML as Mineral Site Manager in accordance with this Paragraph 8.3 shall become effective only after TIML has received written notice from CAP, in accordance with Paragraph 10 below, detailing the alleged deficiency and TIML's failure to cure or to take the necessary steps to implement a remediation of the deficiency within thirty (30) days following receipt by TIML of such notice.

                8.4 POST-TERMINATION DUTIES. Post-termination of this Agreement, each Party shall remain liable for all expenses, losses, and third-party costs incurred by it or for which it was or became liable during the term of this Agreement, including without limitation the payment of royalties and its share, if any, of AFE expenses, and including, in the case of TIML, all costs and expenses incurred in order to maintain the Amended Limestone Lease in full force and effect during such period.

        9. CONFLICT RESOLUTION. In the event of any dispute between the parties, the parties shall resolve such disputes as follows:

                9.1 ORAL PROPOSAL AND DISCUSSION. The parties shall attempt to resolve any disputes which might arise between or among them by discussing with one another their relative positions and interests.

                9.2 WRITTEN PROPOSALS. The party who desires a change from the status quo ("Claimant") shall give the other party ("Respondent") a written request for the proposed change and a concise written statement of the reasons for such proposed change. The Claimant's request and supporting statement shall provide enough information so that the Respondent may reasonably investigate the facts and circumstances asserted as the basis for the proposed change. The Respondent shall investigate the asserted facts and circumstances and, within ten (10) days after such receipt, shall respond in writing with an acceptance, rejection, or counter-proposal to the requested change.

                9.3 MEDIATION. If the parties are unable to resolve their dispute after compliance with Paragraphs 9.1 and 9.2 above, Claimant and Respondent shall participate in good faith in non-binding mediation with an impartial, professional mediator for at least two (2) hours. Either party may give written notice of the proposal for mediation. The proposal shall contain the name, address, and telephone number(s) of a proposed mediator. If the other disputant rejects the proposed mediator, then, within five (5) days after receipt of the notice of proposal for mediation, such other disputant shall advise the proposing disputant of such rejection and name an additional proposed mediator. The two (2) proposed mediators shall designate the mediator who shall conduct the mediation. Subject to the mediator's availability, the mediation shall be conducted within twenty (20) days after the date of the original proposal for mediation.

                9.4 ARBITRATION. If the parties are unable to resolve their dispute after compliance with Paragraphs 9.1, 9.2, and 9.3 above, the dispute shall be decided by BINDING ARBITRATION on a confidential basis using a professional arbitrator experienced in mining and/or development and monetization of mineral resource matters as hereinafter provided. The requirement to arbitrate disputes shall be specifically enforceable under the prevailing arbitration law.

                        9.4.1 NOTICE OF DEMAND. The Claimant shall deliver to the Respondent a written demand for arbitration setting forth with reasonable specificity the nature of Claimant's claim and the relief sought by Claimant. The demand shall contain the name, address, and telephone number(s) of Claimant's proposed arbitrator. The demand for arbitration shall be made within a reasonable time after written notice of the claim, dispute or other matter in question has been given, and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute, or other matter in question would be barred by the applicable statute of limitations, whichever shall first occur.

                        9.4.2 ARBITRATORS. If the Respondent rejects the proposed arbitrator named in the Claimant's demand, then, within five (5) days after receipt of the demand, the Respondent shall advise the Claimant of such rejection and name an additional proposed arbitrator. The two

(2) proposed arbitrators shall designate a third arbitrator (sometime "neutral arbitrator") who shall act as the sole arbitrator of the dispute unless the parties agree that all three (3) arbitrators shall decide the dispute. Each party reserves the right to object to any neutral arbitrator who owns or is employed by or affiliated with a competing organization or entity.

                        9.4.3 LOCATION OF ARBITRATION. Unless the disputants otherwise agree, all of the arbitration proceedings shall be held and conducted in Albuquerque, New Mexico, unless the Claimant and Respondent agree upon a different location.

                        9.4.4 DISCOVERY. The disputants shall be entitled to reasonable discovery upon such terms and conditions as the neutral arbitrator shall determine; provided, however, that without further notice, request, or demand, not later than thirty (30) days after the notice of demand for arbitration both the Claimant and Respondent shall have the affirmative duty to make good faith, full disclosure to the other party of all matters relevant to the arbitration including without limitation (i) the names, addresses, contact information of all witnesses having knowledge of relevant facts, (ii) the names, addresses, contact information of all witnesses the disclosing party intends to call as witnesses at the arbitration, (iii) a fair, detailed, and complete summary of the testimony each such witness is likely to offer at the arbitration, (iv) copies of all documents (and all other tangible physical evidence) relevant to the dispute, and (v) copies of all documents (and all other tangible physical evidence) the disclosing party intends to offer as evidence at the arbitration.

                        9.4.5 AWARD. Except as otherwise provided herein or agreed upon by the parties, the award rendered by the arbitrator(s) shall be made within one hundred twenty (120) days after the notice of demand for arbitration, shall be final, and judgment may be entered upon it in accordance with applicable laws in any court having jurisdiction. The arbitrator, in the sole discretion of the arbitrator, may assess all of the costs and expenses of the arbitration proceeding, including without limitation all attorneys fees, against the non-prevailing party.

                9.5 APPEAL OF ARBITRATION AWARD. Notwithstanding the provisions of Paragraph 9.4.5 above, within ten (10) days after notice of the arbitration award, either Claimant or Respondent may appeal the award to any court of competent jurisdiction based only on the grounds of lack of jurisdiction or substantial abuse of discretion by the arbitrator(s), and, upon such timely appeal, if the court first makes a finding of fact and conclusion of law that the arbitrator(s) lacked jurisdiction, the matter shall be decided by the court by trial de novo without reference to or consideration of the arbitration award, or, if the court first makes a finding of fact and conclusion of law that the arbitrator(s) committed a substantial abuse of discretion which resulted in an arbitration award not supported by substantial evidence or was clearly not in accordance with prevailing law, the court may hear and modify only those portions of the arbitration award necessary to make a decision based on substantial evidence and in accordance with prevailing law. The decision of such court shall be final and binding upon all of the parties.

                9.6 COSTS OF DISPUTE RESOLUTION. Except as otherwise provided herein, the fees of the mediator(s) and arbitrator(s) shall be split equally between the parties; provided, however, any Court judgment shall provide that the non-prevailing party shall pay all of the reasonable attorney's fees and costs of the prevailing party unless the prevailing party does not obtain a judgment from such Court in its favor substantially better than the arbitration award such prevailing party received.

        10. NOTICES.

                10.1 MANNER OF NOTICE. All notices which are required to be given under this Agreement or which any party desires to give to any other party relative to any matter under this Agreement shall be in writing and (i) delivered personally to the other party or to any officer, director, or other agent or representative of the other party designated by such other party as having authority to receive such notices, or (ii) transmitted to the other party by facsimile or other telecopier transmission, or (iii) sent for Federal Express, UPS, or other overnight courier or mailed by certified mail, return receipt requested, or (iv) transmitted to the other party by email (with evidence of receipt by the other party).

                10.2 NOTICES TO CAP. Any notice to CAP shall be sent c/o DRC at the following address/fax number/email address, or to such other address/fax number/email address as DRC may hereafter designate:

                                  DALECO RESOURCES CORPORATION
                ADDRESS:          120 NORTH CHURCH
                                  WEST CHESTER, PA 19380
                FAX NUMBER:       610-429-0818
                EMAIL ADDRESS:    gnovinskie@netreach.net

                10.3 NOTICES TO TECUMSEH. Any notice to TIML shall be sent c/o TPA at the following address/fax number/email address, or to such other address/fax number/email address as TPA may hereafter designate:

                                  TECUMSEH PROFESSIONAL ASSOCIATES, INC.
                ADDRESS:          5600 WYOMING NE, SUITE 150
                                  ALBUQUERQUE, NM 87109
                FAX NUMBER:       505-293-1971
                EMAIL ADDRESS:    bwinfield@tecumsehpa.com

                10.4 EFFECTIVE DATE OF NOTICE. Any notice given pursuant to this Paragraph 10 shall be effective upon receipt if hand delivered or sent by overnight courier or mailed by certified mail return receipt requested, or on the date such notice is sent by facsimile transmission or e-mail message provided that the original notice document is delivered by close of business the next business day following the day of the facsimile transmission or e-mail transmission.

        11. MISCELLANEOUS PROVISIONS.

                11.1 ENTIRE AGREEMENT. Except as specifically provided herein, this Agreement constitutes the entire and sole agreement of the parties relating to the subject matter set forth herein and supercedes all prior representations, agreements, and understandings, whether written or oral, relative to such subject matter; provided, however, that nothing in this Agreement shall be construed or interpreted to impair, limit, or modify in any manner whatsoever any rights, powers, duties, and obligations established or recognized under any other written agreement now in effect between the parties, the subject matter of which other agreements is unrelated to the subject matter of this Agreement. This Agreement cannot be modified, changed or amended, except by a writing signed by each of the parties or by a duly authorized representative of each of the parties.

                11.2 BINDING. Each party warrants that it has full, legal capacity and authority to enter into this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, representatives, successors and assigns.

                11.3 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed in accordance with the laws of the State of Nevada. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Clark County, Nevada, in any action arising out of or relating to this Agreement. The parties waive any other venue to which either party might otherwise be entitled by domicile or otherwise. This paragraph shall not be construed to limit in any way the provisions of Paragraph 9 above relating to arbitration.

                11.4 WAIVER. The failure to exercise any right provided in this Agreement shall not be deemed to be a waiver of any prior or subsequent rights.

                11.5 INVALIDITY AND SEVERABILITY. If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be.

                11.6 ADDITIONAL DOCUMENTS. Each party shall execute any and all documents required to further the intent of this Agreement.

                11.7 CAPTIONS/NUMBER/GENDER/CASE. The captions herein are for convenience only and shall have no legal effect. Likewise, unless the context clearly requires a different interpretation, the singular shall include the plural, the masculine shall include the feminine, and upper case shall include lower case, and vice versa.

                11.8 COOPERATION. The parties shall have a duty to cooperate with one another in all matters of mutual interest to them.

                11.9 SURVIVAL. This Agreement and the terms and conditions set forth herein shall survive its execution by the parties hereto.

                11.10 INDEPENDENT CONTRACTOR. TIML shall in all instances be an independent contractor. All work done by TIML shall be performed in accordance with good industry practice and in a workman like manner.

                11.11 AUTHORSHIP. This Agreement shall be conclusively deemed to have been jointly prepared and authored by all of the parties and their representatives and no ambiguity shall be construed against any party hereto based on such authorship.

                11.12 ASSIGNMENT AND DELEGATION. No party shall assign or delegate any rights, duties or obligations under this Agreement to any other person and/or entity without prior express written approval of the other party.

                11.13 EXTENSION OF CONFIDENTIALITY, NON-DISCLOSURE, AND NON-CIRCUMVENTION AGREEMENT. On October 13, 2004, TPA and DRC entered into a Mutual Confidentiality, Non-Disclosure, and Non-Circumvention Agreement ("TPA/DRC NDA"). The two (2) year period of non-circumvention provided for in Paragraph 15 of the TPA/DRC NDA is extended to the term of this Agreement PLUS two (2) years from the effective date of the termination of this Agreement.

TECUMSEH PROFESSIONAL ASSOCIATES, INC.

BY   /s/ STEVE P. ROCHE                                DATED:  FEBRUARY 14, 2005
    ----------------------------------------
    STEVEN P. ROCHE, CHIEF EXECUTIVE OFFICER

TECUMSEH INDUSTRIAL MINERALS, LLC
BY:  TECUMSEH PROFESSIONAL
     ASSOCIATES, INC., MANAGER

BY   /s/ STEVE P. ROCHE                                DATED:  FEBRUARY 14, 2005
    ----------------------------------------
    STEVEN P. ROCHE, CHIEF EXECUTIVE OFFICER

CA PROPERTIES, INC.

BY   /S/ GARY J. NOVINSKIE                             DATED:  FEBRUARY 14, 2005
    ----------------------------------------
     GARY J. NOVINSKIE, VICE PRESIDENT

                                    EXHIBIT A
                                     TO THE
                       DEVELOPMENT AND OPERATING AGREEMENT
                     (CALCIUM CARBONATES, CIBOLA COUNTY, NM)

                                LEASE AGREEMENTS

        1. Limestone Mining Lease and Agreement (sometimes known as the "Limestone Agreement")
                Lessor: New Mexico Arizona Land Company
                Lessee: CA Properties, Inc.
                Date: August 4, 1993

        2.      Amendment to Limestone Agreement
                Lessor: NZ Travertine, LLC
                Lessee: CA Properties, Inc.
                Date: September 10, 2004

                                    EXHIBIT B
                                     TO THE
                       DEVELOPMENT AND OPERATING AGREEMENT
                     (CALCIUM CARBONATES, CIBOLA COUNTY, NM)

                              FEDERAL MINING CLAIMS

                                    EXHIBIT C
                                     TO THE
                       DEVELOPMENT AND OPERATING AGREEMENT
                     (CALCIUM CARBONATES, CIBOLA COUNTY, NM)

        For the purposes of this Agreement, all of the following costs shall be deemed Allowable Costs for the purpose of determining Net Profits under the
Agreement:

        1. LEASE, ROYALTY, AND CLAIMS MAINTENANCE COSTS.

                1.1 All underlying lease and/or royalty obligations, if any, relative to the Mineral Interests, including without limitation all minimum annual royalties and all other production royalties under the Amended Limestone Lease;

                1.2 All existing net revenue interest obligations, if any, relative to the Mineral Interests;

                1.3 All fees, costs, and expenditures related to the maintenance, protection, and preservations of the parties' rights, title, and interest in any mining claims relative to the Mineral Interests.

        2. PERMITS, ENVIRONMENTAL PROTECTION COSTS, AND TAXES.

                2.1 All fees, costs, and expenditures for all necessary or appropriate permits issued by any governmental agency or entity and required for the operations contemplated by this Agreement;

                2.2 All fees, costs, and expenditures for all necessary or appropriate environmental assessment, protection, and remediation activities (except any such fees, costs, or expenditures arising out of or related to any willful misconduct or gross negligence of TIML) relative to the Mineral Interests;

                2.3 All taxes, including without limitation all gross receipts, sales, compensating, and extraction taxes, directly related to the Mineral Interests or TIML's operations and activities under this Agreement, but not including any income tax on or attributable to any income allocated to any party to this Agreement.

        3. INSURANCE AND BONDING COSTS. All premiums and other fees, costs, and expenditures for any insurance and bonds relative to the Mineral Interests or otherwise required under this Agreement, other than the posting of collateral for any bond, letter of credit or cash deposit, associated with the obtaining a bond or guaranty for the operation of the Mineral Interests.

        4. DIRECT OPERATING EXPENSES AND COSTS.

                4.1 LABOR. All salaries, wages, benefits, and a reasonable and fair share of TIML's general and administrative costs of or related to TIML's personnel directly employed by TIML in the conduct of TIML's operations and activities under this Agreement; provided, however, that there shall be no "double-charging" for any personnel or costs otherwise includible as an Allowable Cost under Paragraph 5.1 below;

                4.2 MATERIAL. All costs, expenses, and expenditures of or for all materials, supplies, and other consumables purchased or furnished by TIML with respect to its operations under this Agreement;

                4.3 EQUIPMENT. All costs, expenses, and expenditures of or for all third-party equipment and rentals hired by TIML for use on the Calcium Carbonate site or with respect to TIML's operations under this Agreement;

                4.4 OTHER DIRECT EXPENSES. All other direct expenses, including without limitation all expenses for power, transportation, communication, travel, consultants, and other third-party operators used on the Calcium Carbonate site or with respect to the development and monetization of the Mineral Interests or reasonable and necessary with regard to TIML's operations and activities under this Agreement.

        5. GENERAL AND ADMINISTRATIVE COSTS.

                5.1 A fair and reasonable sum for TIML's administrative, accounting, supervisory, and office services related to TIML's operations and activities under this Agreement;

                5.2 All costs associated for first tier supervisors of TIML may be charged, at an hourly rate commensurate with such first tier supervisor's annual salary, for that proportionate time associated with his/her duties pertaining to TIML's operations and activities under this Agreement.

        6. MISCELLANEOUS PROVISIONS RELATED TO ALLOWABLE COSTS. The following shall apply to all direct or indirect costs, expenses, and expenditures claimed by TIML to be Allowable Costs under this Agreement:

                6.1 EXPANSION AND/OR LIMITATION GENERALLY. All of the foregoing listed costs shall be expanded and/or limited to direct or indirect costs, expenses, and expenditures consistent with similar costs, expenses, and expenditures incurred by competent and prudent mineral developers and mining operators of similar minerals in New Mexico and related to their commercial development, exploration, exploitation, mining or other extraction, processing, packaging, storage, transporting, marketing, and administrative operations and activities related to such minerals;

                6.2 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. The determination of all costs, expenses, and expenditures shall be in accordance with United States generally accepted accounting principles consistently applied;

                6.3 CAP'S AUDIT RIGHTS. Not more frequently than once each calendar year, CAP shall have the right to require an audit of TIML's claimed costs, expenses, and expenditures, and the cost of such audit shall be deemed a deductible expense and Allowable Cost under this Exhibit C; provided, however, if the auditor finds substantial irregularities, i.e., substantial over-claiming by TIML of costs, expenses, and expenditures as Allowable Costs, TIML shall pay all costs of the audit, and in such event such costs of the audit shall not be deemed deductible expenses or Allowable Costs under this Exhibit C. For the purpose of this Paragraph 6.3, the term "substantial irregularities" and Asubstantial over-claiming by TIML of costs, expenses, and expenditures as "Allowable Costs" shall mean an over-claiming by TIML of a net aggregate of more than Ten Thousand Dollars ($10,000.00) of costs, expenses, and expenditures as Allowable Costs in the year being audited. Thus, by way of example and not limitation, if TIML over-charged $5,000.00 for fuel and $12,000.00 for transportation costs, but under-charged $8,000.00 for equipment rentals, the net aggregate over-claimed for those categories would be $9,000.00.

                6.4 LOWEST COST. All of TIML's (or any Affiliate's) equipment used on the Calcium Carbonate site shall be charged at the lower of (i) actual cost, or (ii) prevailing competitive third-party rates in New Mexico, after giving effect to any and all available discounts, whether or not actually taken or realized;

                6.5 DISPUTE RESOLUTION. All disputes relative to the deductibility of any costs, expenses, and expenditures shall be resolved pursuant to Paragraph 9 (Dispute Resolution) of the Agreement.

                                        3